UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): February 12, 2018

TETRA Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-13455	74-2148293
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

24955 Interstate 45 North

The Woodlands, Texas 77380

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (281) 367-1983

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Officer

On February 12, 2018, TETRA Technologies, Inc., (the “Company”), issued a news release announcing that Brady M. Murphy was elected as President and Chief Operating Officer of the Company, effective as of February 12, 2018. Mr. Murphy succeeds Stuart M. Brightman as President and will report to Mr. Brightman, who will continue to serve as Chief Executive Officer of the Company and as a member of the Company’s board of directors.

Brady M. Murphy, 58, served as chief executive officer of Paradigm Group B.V., a private company focused on strategic technologies for the upstream energy industry, from January 2016 until February 2018.  Mr. Murphy previously served at Haliburton Company and its affiliated companies for 34 years, holding numerous international and North America positions, most recently as senior vice president - global business development and marketing from 2012 to December 2015, as senior vice president - business development Eastern Hemisphere from 2011 to 2012, as senior vice president - Europe/Sub –Saharan Africa region from 2009 to 2011, and as vice president of Sperry Drilling Services from 2004 to 2008.  Mr. Murphy received his B.S. degree in Chemical Engineering from Pennsylvania State University and is a graduate of the Harvard Business School’s Advanced Management Program.

In connection with Mr. Murphy’s appointment as President and Chief Operating Officer, the Compensation Committee of the Board of Directors approved an annual base salary of $540,000 for Mr. Murphy, and beginning with the 2018 performance period, a target annual cash incentive bonus opportunity equal to 100% of his base salary. For the 2018 performance year, Mr. Murphy is guaranteed to receive the higher of his actual performance bonus earned, or $665,000. If Mr. Murphy’s employment with the Company is terminated for reasons other than termination by the Company for cause or Mr. Murphy resigns for good reason prior to the payment of his 2018 bonus, Mr. Murphy will be entitled to payment of $665,000 within ten days following such termination of employment.

The Company’s Board of Directors has authorized the grant to Mr. Murphy of an employment inducement award of 502,513 shares of restricted stock effective as of his first date of employment pursuant to the TETRA Technologies, Inc. 2018 Inducement Restricted Stock Plan described below. The shares of restricted stock will vest 50% on the first anniversary of the date of grant, and 25% on each of the second and third anniversaries of the grant date, contingent upon his continued employment with the Company.  If Mr. Murphy’s employment is terminated by the Company for reasons other than a termination by the Company for cause or if Mr. Murphy resigns for good reason before the first anniversary of the grant date, 50% of the shares of restricted stock will vest and the remaining shares of restricted stock will be forfeited.  The restricted stock award is being granted as an employment inducement award within the meaning of the New York Stock Exchange Listed Company Manual Rule 303A.08 (“Rule 303A.08”).  Beginning in 2019, he will be eligible to participate in annual grants of long-term incentives similar to the Company’s other senior executives. Mr. Murphy is also entitled to reimbursement of moving costs and customary closing costs for the sale of his existing home in The Netherlands and relating to the purchase of a new home. The Company will enter into an employment agreement with Mr. Murphy in a form substantially similar to the form of agreement executed by the Company’s employees. The agreement evidences the at-will nature of Mr. Murphy’s employment and does not set forth or guarantee the term of employment, salary, or other incentives, all of which are entirely at the discretion of the Board of Directors.

There are no arrangements or understandings between Mr. Murphy and any other person pursuant to which he was appointed as an officer of the Company. Neither the Company nor the Board of Directors is aware of any transaction in which Mr. Murphy has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Mr. Murphy will be indemnified by the Company pursuant to the Company’s Certificate of Incorporation and Amended and Restated Bylaws for actions associated with being an officer. In addition, the Company will enter into an indemnification agreement with Mr. Murphy that will provide for indemnification to the fullest extent permitted under Delaware law. The indemnification agreement will provide for indemnification of expenses, liabilities, judgments, fines and amounts paid in settlement in connection with proceedings brought against Mr. Murphy as a result of his service as an officer. The indemnification agreement is substantially identical to the form of agreement executed by the Company’s other directors and executive officers.

The Company also intends to enter into a change of control agreement (“COC Agreement”) with Mr. Murphy that is substantially identical to the form of agreement executed by certain of the Company’s other executive officers. A form of the COC Agreement was previously filed with the Securities and Exchange Commission as Exhibit 10.1 to the Company’s Form 8-K filed on June 4, 2013. The COC Agreement will have an initial two-year term, with an automatic one-year extension on the second anniversary of the effective date (or any anniversary date thereafter) unless a cancellation notice is given at least 90 days prior to the expiration of the then applicable term. Under the COC Agreement, the Company has an obligation to provide certain benefits to Mr. Murphy upon a qualifying termination event that occurs in connection with or within two years following a “change of control” of the Company. A qualifying termination event under the COC Agreement includes the termination of Mr. Murphy’s employment by the Company other than for Cause (as that term is defined in the COC Agreement) or termination by Mr. Murphy for Good Reason (as that term is defined in the COC Agreement).

Under the COC Agreement, if a qualifying termination event occurs in connection with or within two years following a change of control, the Company has an obligation to pay to Mr. Murphy the following cash severance amounts: (i)(A) an amount equal to Mr. Murphy’s earned but unpaid Annual Bonus (as that term is defined in the COC Agreement) attributable to the immediately preceding calendar year and earned but unpaid Long Term Bonus (as that term is defined in the COC Agreement) attributable to the performance period ended as of the end of the immediately preceding calendar to the extent such amounts would have been paid to Mr. Murphy had he remained employed by the Company, and in each case only to the extent the performance goals for each such bonus were achieved for the respective performance period, plus (B) Mr. Murphy’s prorated target Annual Bonus for the current year, plus (C) an amount equal to Mr. Murphy’s target Long Term Bonus for each outstanding award; plus (ii) the product of 2 times the sum of Mr. Murphy’s Base Salary and target Annual Bonus amount for the year in which the qualifying termination event occurs; plus (iii) an amount equal to the aggregate premiums and any administrative fees applicable to Mr. Murphy due to an election of continuation of coverage that he would be required to pay if he elected to continue medical and dental benefits under the Company’s group health plan for himself and his eligible dependents without subsidy from the Company for a period of two years following the date of a qualifying termination of his employment. The Agreement also provides for full acceleration of any outstanding stock options, restricted stock awards and other stock-based awards upon a qualifying termination of Mr. Murphy’s employment to the extent permitted under the applicable plan. All payments and benefits due under the COC Agreement are conditioned upon the execution and nonrevocation by Mr. Murphy of a release for the benefit of the Company. All payments under the COC Agreement are subject to reduction as may be necessary to avoid exceeding the amount allowed under Section 280G of the Internal Revenue Code of 1986, as amended.

The COC Agreement also contains certain confidentiality provisions and related restrictions applicable to Mr. Murphy. In addition to restrictions upon improper disclosure and use of Confidential Information (as defined in the COC Agreement), Mr. Murphy will agree that for a period of two years following a termination of employment for any reason, he will not solicit the Company’s employees or otherwise engage in a competitive business with the Company as more specifically set forth in the COC Agreement. Such obligations are only applicable to Mr. Murphy if he receives the severance benefits described above.

A copy of the press release announcing Mr. Murphy’s appointment as President and Chief Operating Officer is attached hereto as Exhibit 99.1.

TETRA Technologies, Inc. 2018 Inducement Restricted Stock Plan

On February 11, 2018, the Board adopted the TETRA Technologies, Inc. 2018 Inducement Restricted Stock Plan (the “Inducement Plan”) and, subject to the adjustment provisions of the Inducement Plan, reserved 1,000,000 shares of the Company’s common stock for issuance pursuant to equity awards granted under the Inducement Plan.  The Inducement Plan provides for awards of restricted stock in order to attract and retain individuals as employees of the Company. The Inducement Plan was adopted without stockholder approval pursuant to Rule 303A.08. In accordance with Rule 303A.08, awards under the Inducement Plan may only be made to individuals as an inducement to the individual’s entry into employment with the Company.

A copy of the Inducement Plan and related form award agreement under the Inducement Plan are attached as Exhibits 10.1 and 10.2 hereto and incorporated by reference herein. The above description of the Inducement Plan does not purport to be complete and is qualified in its entirety by reference to such exhibit.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1

TETRA Technologies, Inc. 2018 Inducement Restricted Stock Plan (incorporated by reference to Exhibit 4.5 to the Company’s registration statement on Form S-8 filed on February 12, 2018 (SEC File No. 333-222976)).

10.2

Form of Restricted Stock Award Agreement under the TETRA Technologies, Inc. 2018 Inducement Restricted Stock Plan (incorporated by reference to Exhibit 4.6 to the Company’s Registration Statement on Form S-8 filed on February 12, 2018 (SEC File No. 333-222976)).

99.1	News Release dated February 12, 2018 issued by TETRA Technologies, Inc. regarding the appointment of Brady M. Murphy as President and Chief Operating Officer

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TETRA Technologies, Inc.

By:	/s/Bass C. Wallace, Jr.
Bass C. Wallace, Jr.
Senior Vice President and General Counsel

Date: February 13, 2018